EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 14, 2014, in this Registration Statement (Form S-1) and related Prospectus of State National Companies, Inc. for the registration of 30,578,500 shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

September 11, 2014